EXHIBIT 23.9

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 9, 2014, with respect to the combined financial statements of First Wind Operating Entities included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-200829) and related Prospectus of TerraForm Power, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 7, 2015